Exhibit 99.1

For Immediate Release:	April 17, 2014

Home BancShares, Inc. and Florida Traditions Bank

Announce Pending Business Combination

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), and Florida Traditions Bank (“Traditions”), today announced they have entered into a non-binding letter of intent for the Company to acquire all of the outstanding shares of Traditions, which will be merged into Centennial. Traditions’ shareholders will receive approximately $43 million of Home common stock. Although the parties have entered into a letter of intent, there is no guarantee the parties will enter into a definitive agreement.

Traditions currently operates eight banking locations in Central Florida, including its main office in Dade City, Florida. As of March 31, 2014, Traditions had approximately $312 million in total assets, $249 million in loans, and $279 million in deposits.

“We continue to execute on our very successful acquisition strategy in Florida and are happy to report another pending strategic in-market acquisition,” said John Allison, Chairman. “We look forward to continuing to serve the needs of these communities.”

“Traditions Bank is excited to join the Centennial Bank family,” said Bud Stalnaker, Chief Executive Officer of Traditions. “Our footprint along the I-4 corridor fits nicely with what Centennial has built over the past several years. Centennial is an extremely well run institution and we are looking forward to helping them expand their presence in Central Florida.”

The acquisition is expected to close late in the third quarter or early in the fourth quarter of 2014 and is subject to execution of a definitive agreement, shareholder approval, regulatory approvals, and other customary conditions.

“We are very pleased to have an opportunity to expand our Central Florida footprint,” said Randy Sims, Home’s Chief Executive Officer. “This acquisition would provide more convenient locations to our Central Florida customers.”

Additional information regarding the potential acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida and South Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and Traditions, including future financial and operating results, the combined company’s plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home’s stock price before closing, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Traditions operate; (iv) the ability to promptly and effectively integrate the businesses of Home and Traditions; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Randy Sims

Investor Relations Officer	Chief Executive Officer

(501) 328-4770	(501) 328-4656